Exhibit 3.1

CERTIFICATE OF INCORPORATION

Of

SEA BioGAS CORPORATION

A DELAWARE CORPORATION

SEA BioGAS Corporation (the “Corporation”), does hereby declare as follows:

FIRST.	The name of the Corporation is SEA BioGAS Corporation.

SECOND.
The name of the Corporation’s registered agent in the State of Delaware is Delaware Intercorp, Inc., and its address is 113 Barksdale Professional Center, City of Newark, County of New Castle, Delaware 19711.

THIRD.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.
The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is ONE HUNDRED AND TWENTY MILLION, of which TWENTY MILLION shares shall be shares of preferred stock of the par value of $0.0001 per share (hereinafter called “Preferred Stock”) and ONE HUNDRED MILLION shares shall be shares of common stock of the par value of $0.0001 per share (hereinafter called “Common Stock”).

Any amendment to this Certificate of Incorporation which shall increase or decrease the authorized capital stock of the Corporation may be adopted by the affirmative vote of the holders of capital stock representing not less than a majority of the voting power represented by the outstanding shares of capital stock of the Corporation entitled to vote.

FIFTH.
The by-laws may be made, altered, amended or repealed by the Board of Directors. The books of the Corporation (subject to the provisions of the laws of the State of Delaware) may be kept outside of the State of Delaware at such places as from time to time may be designated by the Board of Directors.

SIXTH.	(1)
To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(2)
The Corporation shall have the power to indemnify any director, officer, employee or agent of the Corporation or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

(3)
By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, to protect any director, officer, employee or agent of the Corporation or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such (including, without limitation, expenses, judgments, fines and amounts paid in settlement) to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, and whether or not the Corporation would have the power or would be required to indemnify any such person under the terms of any agreement or by- law or the General Corporation Law of the State of Delaware. For purposes of this paragraph (3), “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan.

SEVENTH.	(1)
Whenever the vote of holders of shares of any class or series at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provision of the General Corporation Law of the State of Delaware, the meeting and vote of such stockholders may be dispensed with if such action is taken with the written consent of such holders representing not less than a majority of the voting power of all the capital stock of such class or series entitled to be voted upon such action if a meeting were held; provided that in no case shall the written consent be by such holders having less than the minimum percentage of the vote required by statute for such action, and provided that prompt notice is given in writing to all such stockholders entitled to vote thereon of the taking of corporate action without a meeting and by less than unanimous written consent.

(2) Election of directors need not be by ballot unless the by-laws so provide.

EIGHTH.	The name and address of the first director of the corporation is:
Douglas R. Fletcher
4202 Tower One, Lippo Center, 89 Queensway Road, Hong Kong.

NINTH.
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, the undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file, and record this Certificate of Incorporation and do certify that the facts herein are true

DOUGLAS R. FLETCHER
Douglas R. Fletcher,
Incorporator
Mailing address:	4202 Tower One, Lippo Center
89 Queensway Road
Hong Kong